EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-121427) pertaining to the Primus Guaranty, Ltd. 2002 Stock Incentive Plan, 2004 Stock Incentive Plan and Written Compensation Agreements with Certain Employees of Primus Guaranty, Ltd., and Registration Statement (Form S-3 No. 333-135108) of our reports dated March 11, 2009, with respect to the consolidated financial statements of Primus Guaranty Ltd., and the effectiveness of internal control over financial reporting of Primus Guaranty Ltd., included in this Form 10-K for the year ended December 31, 2008.

/s/ Ernst & Young LLP

New York, New York
March 11, 2009